Exhibit 10.1

CREDIT AGREEMENT

dated as of

April 20, 2005

among

FORTUNE BRANDS, INC.,

The Lenders Party Hereto

and

CREDIT SUISSE FIRST BOSTON,

as Administrative Agent

CREDIT SUISSE FIRST BOSTON

and

BARCLAYS CAPITAL,

as Joint Bookrunners and

Co-Lead Arrangers

BARCLAYS BANK PLC,

as Syndication Agent

i

ii

SCHEDULES:

Schedule 2.01 —Commitments
Schedule 3.06 — Disclosed Matters

EXHIBITS:

Exhibit A — Form of Assignment and Acceptance
Exhibit B — Form of Opinion of Company’s Counsel
Exhibit C — MLA Cost
Exhibit D — Form of Promissory Note
Exhibit E — Form of Borrowing Request
Exhibit F — Form of Financial Officer’s Certificate

iii

CREDIT AGREEMENT dated as of April 20, 2005, among FORTUNE BRANDS, INC., a Delaware corporation, the LENDERS party hereto, and CREDIT SUISSE FIRST BOSTON, as Administrative Agent.

PRELIMINARY STATEMENT

Pursuant to the Scheme (as this and other capitalized terms used in this Preliminary Statement and not otherwise defined in this Preliminary Statement are defined in Section 1.01 below), Goal Acquisitions Limited, a private limited company organized under the laws of Guernsey, all of the outstanding share capital of which is owned by a wholly-owned subsidiary of Pernod, formed to effect the Allied Acquisition (“Bidco”), proposes to acquire (the “Allied Acquisition”) the entire outstanding share capital of Allied Domecq PLC, a public limited company organized under the laws of England and Wales (“Allied”).

Pursuant to the Acquisition Documents, (a) the Company has agreed to (or to cause a Subsidiary of the Company to) fund into the Escrow Account approximately, 2,800,000,000 in cash (the “Escrow Funds”), which upon release in accordance with clause 2.4 of the Framework Agreement will be contributed to Bidco (the “Cash Contribution”) in exchange, among other things, for the issuance to the Company (or a Subsidiary of the Company) of the Bidco Tracking Shares, (b) the Company has agreed to (or to cause a Subsidiary of the Company to) acquire the Larios Assets from Pernod for approximately, 100,000,000 in cash, and (c) Pernod has agreed to cause substantially all of the assets and certain of the liabilities of the Acquired Brands to be transferred, directly or indirectly, to the Company (or one or more Subsidiaries of the Company) during the six-month period commencing on the effective date of the Scheme (the “Spirits Acquisition”).

The Company has requested that in connection with the consummation of the Allied Acquisition, the issuance of the Bidco Tracking Shares and the acquisition of the Larios Assets, the Lenders make Loans to the Company in an aggregate principal amount of up to $6,000,000,000 (up to $2,000,000,000 of which may be in one or more Alternative Currencies) to (a) finance the purchase of the Bidco Tracking Shares and the Larios Assets and fund certain other amounts payable pursuant to the Acquisition Documents and (b) pay the fees and expenses incurred in connection with the Cash Contribution, the purchase of the Larios Assets, the Spirits Acquisition, this Agreement and the Transactions.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Brands” means the branded spirits owned by Allied to be acquired by the Company (or one or more Subsidiaries of the Company) pursuant to the Acquisition Documents.

“Acquired Brands Subsidiaries” means the entities acquired by Bidco upon consummation of the Scheme the assets and liabilities of which include the Acquired Brands and liabilities to be assumed by the Company (or one or more Subsidiaries of the Company) pursuant to the Spirits Acquisition.

“Acquisition Documents” means the Transaction Co-operation Agreement; the Framework Agreement; the Bidco Articles of Association (including provisions relating to the Bidco Tracking Shares); and the Larios Asset Purchase Agreement, in each case as amended, modified, supplemented or restated and in effect from time to time.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Credit Suisse First Boston, acting through one or more of its branches or Affiliates, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. With respect to any Lender, the term “Affiliate” shall be deemed to include (a) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) in the case of any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Allied” has the meaning specified in the Preliminary Statement.

“Allied Acquisition” has the meaning specified in the Preliminary Statement.

“Allied EGM” means the extraordinary general meeting of Allied, expected to be held after the Court Meeting has concluded or adjourned, including any adjournment thereof.

“Allied Shares” means the ordinary shares of 25 pence each in the capital of Allied (excluding any ordinary shares held in treasury by Allied).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternative Currency” means (a) British Pounds Sterling, (b) Euro or (c) Canadian Dollars.

“Alternative Currency Base Rate Loans” means Loans in any Alternative Currency the rate of interest applicable to which is determined by the Administrative Agent (with the approval of the Required Lenders) to be the average rate charged to borrowers of similar credit quality as the Company for loans in such Alternative Currency in the same approximate principal amount and maturity. Notwithstanding anything to the contrary contained herein, Loans may be maintained as Alternative Currency Base Rate Loans only to the extent specified in Section 2.11.

“Alternative Currency Borrowing” means a Borrowing comprised of Alternative Currency Loans.

“Alternative Currency Equivalent” means, with respect to an amount in Dollars on any date in relation to a specified Alternative Currency, the amount of such specified Alternative Currency that may be purchased with such amount of Dollars at the Spot Exchange Rate with respect to such Alternative Currency on such date.

“Alternative Currency Loan” means any Loan denominated in an Alternative Currency.

“Applicable Currency” has the meaning assigned to such term in Section 2.10.

“Applicable Rate” means for any day during a period specified below, (i) with respect to any Eurocurrency Loan, the applicable rate per annum set forth below for such period, and (ii) with respect to any ABR Loan, the applicable rate per annum set forth below for such period minus 100 basis points (but not less than zero), in each case based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

	Index Debt Ratings (S&P/Moody’s)	From and including the Initial Funding Date to and including the six-month anniversary of the Initial Funding Date	From but excluding the six-month anniversary of the Initial Funding Date to and including the first anniversary of the Initial Funding Date	Thereafter
Category 1	BBB or higher and Baa2 or higher	0.50%	0.625%	0.875%
Category 2	BBB- and Baa3	0.625%	0.75%	1.0%
Category 3	Lower than BBB- or lower than Baa3	0.75%	1.0%	1.25%

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 3; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; (c) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency; and (d) so long as no Default shall have occurred and be continuing, the Company may replace either S&P or Moody’s (but not both) with Fitch, provided that, in the event of any such replacement, clause (b) above shall cease to apply and, in lieu of such clause (b), if the ratings established or deemed to have been established by Moody’s or S&P (whichever remains as a rating agency for purposes hereof) or Fitch are not in the same Category, then the Applicable Rate will be determined based on the lower rating unless the lower rating is two Categories lower than the rating established or deemed to have been established by the other rating agency, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch (whichever are applicable) shall change, or if either such applicable rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Asset Sale” means the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Company or any of the Subsidiaries to any Person other than the Company or any Subsidiary of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Company or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets and other assets disposed of in the ordinary course of business, and (ii) the transfer of the Company’s ACCO World business).

“Assigned Dollar Value” means, with respect to each Alternative Currency Borrowing, the Dollar Equivalent thereof as determined by the Administrative Agent based upon the applicable Spot Exchange Rate, which determination shall be conclusive absent manifest error). The Assigned Dollar Value of an Alternative Currency Loan shall equal the Assigned Dollar Value of the Alternative Currency Borrowing of which such Loan is a part multiplied by the percentage of such Borrowing represented by such Loan.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bidco” has the meaning specified in the Preliminary Statement.

“Bidco Tracking Shares” means that portion of the share capital of Bidco tracking the economic performance of, and having certain consent rights with respect to, the Acquired Brands.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board Resolution” means a copy of a resolution delivered to the Administrative Agent and certified by the Secretary or an Assistant Secretary of the Company as having been duly adopted by the Board of Directors of the Company, or by the Secretary or an Assistant Secretary of the Company or the Secretary of the Executive Committee of such Board of Directors as having been duly adopted by such Executive Committee, or by the Secretary or an Assistant Secretary of the Company or the Secretary of any other committee of such Board of Directors duly authorized to act for it hereunder as having been duly adopted by such other committee.

“Borrowing” means Loans of the same Type and Currency made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means $10,000,000, £10,000,000, €10,000,000 or Cdn$10,000,000, as the case may be.

“Borrowing Multiple” means $1,000,000, £1,000,000, €1,000,000 or Cdn$1,000,000, as the case may be.

“Borrowing Request” means a request by the Company for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit E.

“British Pounds Sterling” or “,” means lawful money of the United Kingdom.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, except that when used in connection with a Eurocurrency Loan, “Business Day” also shall exclude any day on which dealings in foreign currencies and exchange between banks may not be carried on in London, England or New York, New York.

“Canadian Dollars” or “Cdn$” means lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Contribution” has the meaning specified in the Preliminary Statement.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Lead Arrangers” means Credit Suisse First Boston, acting through one or more of its branches or affiliates, and Barclays Capital, the investment banking division of Barclays Bank PLC in their capacities as co-lead arrangers for the Loans.

“Commitment” means, as to any Lender, its obligation to make Loans to the Company on the Initial Funding Date, expressed as an amount in Dollars representing the Assigned Dollar Value of the maximum principal amount of the Loans to be made by such Lender hereunder, as such Commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of such Lender’s Commitment is set forth opposite such Lender’s name in Part A of Schedule 2.01 under the heading “Commitment”. The initial aggregate amount of the Commitments is $6,000,000,000.

“Companies Act” means the Companies Act 1985 (as amended).

“Company” means Fortune Brands, Inc.

“Consolidated EBITDA” means, for any period of four consecutive fiscal quarters, Consolidated Net Income for such period, excluding, to the extent included in determining such Consolidated Net Income, extraordinary items, noncash restructuring charges, noncash nonrecurring charges, losses from asset impairments and gains or losses resulting from the sale of assets not in the ordinary course of business, plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) income taxes for such period, and (iii) depreciation and amortization of intangibles for such period, all determined on a consolidated basis for each such item in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the gross interest expense of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, net income for the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means the excess over current liabilities of all assets as determined by the Company and set forth in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as of a date within 90 days of the date of such determination, after deducting goodwill, trademarks, patents, other like intangibles and the minority interest of others.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Court” means the High Court of Justice in England and Wales.

“Court Meeting” means the meeting of certain Allied shareholders convened pursuant to an order of the Court pursuant to section 425 of the Companies Act to be held for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment) and any adjournment thereof.

“Court Order” means the order of the Court sanctioning the Scheme under Section 425 of the Companies Act.

“Currency”, when used in reference to any amount, refers to whether such amount is denominated in (a) Dollars, (b) British Pounds Sterling, (c) Euro or (d) Canadian Dollars.

“Debt Issuance” means the issuance or incurrence by the Company or any Subsidiary of Funded Debt in the debt capital markets, whether pursuant to a registered public offering, a private placement or a syndicated bank transaction, but specifically excluding (a) Funded Debt incurred pursuant to credit facilities in existence on the Effective Date and (b) Funded Debt issued by a Subsidiary forming part of the Company’s ACCO World business to finance, in part, the sale thereof and related transactions.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Denomination Date” means, in relation to any Alternative Currency Borrowing, the date that is three Business Days before the date such Borrowing is made.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06 and the matters described in any filings made by the Company from time to time with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

“Dollar Equivalent” means, with respect to an amount of any Alternative Currency on any date, the amount of Dollars that may be purchased with such amount of the Alternative Currency at the Spot Exchange Rate with respect to the Alternative Currency on such date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person.

“Equity Issuance” means any issuance or sale by the Company or any Subsidiary of any Equity Interests of the Company or any such Subsidiary, as applicable, except in each case for (a) any issuance or sale to the Company or any Subsidiary, (b) any issuance of directors’ qualifying shares, (c) sales or issuances of common stock of the Company to management or employees of the Company or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time and (d) any issuance or sale by a Subsidiary forming part of the Company’s ACCO World business to finance, in part, the sale thereof and related transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan other than under circumstances pursuant to which such Plan could not reasonably be expected to require any additional funding at any time following such termination or appointment; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrow Account” means the Escrow Account referred to in clause 2.3 of the Framework Agreement.

“Escrow Conditions” means the Escrow Conditions referred to in clause 2.4 of the Framework Agreement as in effect on the date hereof.

“Escrow Funds” has the meaning assigned to such term in the Preliminary Statement.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiary” means any Acquired Brands Subsidiary prior to the date the Company (or one or more Subsidiaries of the Company) completes the acquisition of all of the Equity Interests of such Acquired Brands Subsidiary that are to be transferred to the Company (or any Subsidiary of the Company) pursuant to the Acquisition Documents.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) income, franchise or similar taxes imposed on

(or measured by) its net income by the United States of America or by the jurisdiction under the laws of which the Administrative Agent, Lender or other recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.16(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender, at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), by the Company previously designated hereunder, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to any withholding tax pursuant to Section 2.14(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.14(e).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Fitch” means Fitch, Inc., or any successor thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Framework Agreement” means the Framework Agreement between Pernod and the Company dated as of April 21, 2005.

“Funded Debt” of any Person means (i) all indebtedness for money borrowed which by its terms matures more than 12 months from the creation, extension or renewal thereof or which is extendible or renewable at the option of the obligor on such indebtedness to a time more than 12 months after its creation, extension or renewal and (ii) all guarantees, direct or indirect, of such indebtedness of others or of dividends; provided that Funded Debt shall not include endorsements of negotiable instruments for collection, deposit or negotiation and guarantees by the Company or a Restricted Subsidiary arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services. The Company or a Restricted Subsidiary shall be deemed to have assumed any Funded Debt secured by any mortgage upon any of its property or assets whether or not it has actually done so.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in paragraph (h) of Section 9.04.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all Capital Lease Obligations of such Person and (c) all Guarantees by such Person of Indebtedness of others described in clause (a) or (b) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum relating to the Company and the Transactions that may be used by the Co-Lead Arrangers in the syndication of the Loans.

“Initial Funding Date” means the day on which the Loans are made pursuant to this Agreement.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Larios Asset Purchase Agreement” means the Larios Asset Purchase Agreement dated as of April 21, 2005 among Larios Pernod Ricard, S.A., Pernod and the Company, as amended, modified, supplemented or restated and in effect from time to time.

“Larios Assets” means the Larios brand of spirits, associated brands and certain related assets and liabilities owned by Pernod to be transferred to the Company (or one or more Subsidiaries of the Company) pursuant to the Larios Asset Purchase Agreement.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits with a maturity comparable to such Interest Period denominated in the Currency in which such Eurocurrency Borrowing is denominated (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates). In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the average of the rates per annum at which deposits denominated in the Currency in which such Eurocurrency Borrowing is denominated and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent to major banks in the London interbank market at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan” means any loan made by a Lender to the Company pursuant to this Agreement.

“Major Breach” means a material breach of a covenant set forth in Section 6.01, 6.02 or 6.04.

“Major Default” means an event of the type described in (i) paragraph (h), (i) or (j) of Article VII, in each case solely with respect to the Company, (ii) paragraph (c) of Article VII, only to the extent the representation referred to therein constitutes a “Major Representation” or (iii) paragraph (d) of Article VII, only to the extent the event referred to therein constitutes a “Major Breach.”

“Major Representations” means the representations and warranties set forth in (i) Section 3.01(a), only with respect to the Company, (ii) Section 3.02, only to the extent relating to this Agreement or the Loans and (iii) Section 3.03(b), only to the extent relating to the Company, this Agreement or the Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole or (b) the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding $50,000,000.

“Material Subsidiary” means any Subsidiary that is (a) a Restricted Subsidiary or (b) a “significant subsidiary” of the Company within the meaning of Regulation S-X of the Securities and Exchange Commission (or any successor provision).

“Maturity Date” means the 18-month anniversary of the Initial Funding Date.

“MLA Cost” means the cost imputed to the Lenders in connection with a Borrowing denominated in British Pounds Sterling in compliance with the Mandatory Liquid Asset requirements of the Bank of England during an Interest Period (or part of an Interest Period), expressed as a rate per annum and determined in accordance with Exhibit C.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“mortgage” means any mortgage, pledge or security interest.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received by the Company or a Subsidiary of the Company (other than an Excluded Subsidiary) (as and when received) in respect of noncash consideration initially received), net of, without duplication, (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Company’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), and (iv) an amount (if any) equal to the Company’s good faith estimate of payments required to be made with respect to retained liabilities relating to the assets sold; and (b) with respect to any Debt Issuance or any Equity Issuance, the cash proceeds received by the Company or a Subsidiary of the Company (other than an Excluded Subsidiary) thereof, net of all taxes, fees, commissions, costs and other expenses incurred in connection therewith.

“Obligations” means (a) the obligation of the Company to pay the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Company under this Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“PATRIOT Act” has the meaning specified in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pernod” means Pernod Ricard S.A., a company organized under the laws of the Republic of France.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse First Boston as its prime rate in effect at its principal office in New York City.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers and employees of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Commitments and Loans representing more than 50% of the sum of the total Commitments and Loans outstanding at such time, with the aggregate principal amount of any Alternative Currency Loan being the Dollar Equivalent of such Loan.

“Restricted Subsidiary” means any Subsidiary other than (a) each Subsidiary organized and existing under laws other than the laws of the United States or a

State thereof, (b) each Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside of the United States, (c) each Subsidiary the primary business of which consists of finance, banking, credit, leasing, insurance, financial services, or similar operations or any combination thereof, (d) each Subsidiary the primary business of which consists of the ownership, construction, management, operation, sale or leasing of real property or improvements thereon, similar operations or any combination thereof, (e) each Subsidiary the primary business of which consists of the exploration for, or the extraction, production, transporting or marketing of petroleum or gas or other extracted substances, or similar operations or any combination thereof, (f) each Subsidiary the primary business of which consists of the ownership or operation of one or more transportation businesses or facilities or equipment related thereto or similar operations or any combination thereof, (g) each Subsidiary the primary business of which consists of obtaining funds with which to make investments outside of the United States, (h) each Subsidiary substantially all of the assets of which consist of the ownership directly or indirectly of the Equity Interests of one or more Subsidiaries covered by the preceding clauses (a) through (g), (i) each Subsidiary which the Company or any Subsidiary is, by the terms of the final order of any court of competent jurisdiction from which no further appeal may be taken, required to dispose of and which shall by Board Resolution be determined not to be a Restricted Subsidiary, effective as of the date specified in such resolution and (j) any entity a majority of the voting Equity Interests of which shall at the time be owned directly or indirectly by one or more entities specified in the preceding clauses (a) through (i); provided that the Board of Directors may by Board Resolutions declare any such Subsidiary to be a Restricted Subsidiary, effective as of the date such resolution is adopted. For purposes of this definition and any provisions of this Agreement in which the term Restricted Subsidiary appears, the term “Subsidiary” means, at any date, any entity of which the Company, or the Company and one or more Subsidiaries, directly or indirectly own outstanding Equity Interests having voting power sufficient to elect, under ordinary circumstances (not dependent upon the happening of a contingency), a majority of the directors or persons performing similar functions, including, from and after the Initial Funding Date, the Acquired Brands Subsidiaries.

“Scheme” means the proposed scheme of arrangement of Allied made under section 425 of the Companies Act to effect the acquisition of the entire issued and to be issued share capital of Allied by Pernod.

“Scheme Conditions Precedent” means the conditions to the implementation of the Scheme set forth in the press release dated on or about the date hereof issued by Allied and Pernod and publicly announcing the Scheme.

“Scheme Document” means the document distributed to the holders of the Allied Shares and submitted to the UK Panel on Takeovers and Mergers, setting out the full terms and conditions of the Scheme and containing notices convening the Court Meeting and the Allied EGM.

“Scheme Termination Date” means the earliest of (a) the date on which the Scheme lapses, (b) the date on which the Allied shareholders fail (on a vote) to approve the shareholders’ resolutions regarding the implementation of the Scheme or (c) the date on which the Court fails to sanction the Scheme. (For the avoidance of doubt, if the Allied EGM is adjourned the date that a particular resolution is put to Allied shareholders will, for these purposes, be the date of the reconvened Allied EGM at which the vote on that resolution is actually held.)

“Secured Debt” means indebtedness for money borrowed if such indebtedness is secured by a mortgage upon any assets of the Company or a Restricted Subsidiary, including in such assets, without limitation, shares of stock or indebtedness of any Restricted Subsidiary owned by the Company or another Restricted Subsidiary. Indebtedness secured by mortgages on property existing at the time it is acquired and mortgages securing any part of the purchase price of property purchased, constructed or improved shall be deemed to be indebtedness for money borrowed. The Company or a Restricted Subsidiary shall be deemed to have assumed any indebtedness secured by any mortgage upon any of its property or assets whether or not it has actually done so.

“Spot Exchange Rate” means, on any day, (a) with respect to any Alternative Currency in relation to Dollars, the spot rate at which Dollars are offered on such day for such Alternative Currency on the relevant Bloomberg Key Cross Currency Rate Page at approximately 11:00 a.m., London time (if such spot rate is not available on the relevant Bloomberg Key Cross Currency Rate Page, such spot rate as quoted by Credit Suisse First Boston at approximately 11:00 a.m., London time), and (b) with respect to Dollars in relation to any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such day for Dollars on the relevant Bloomberg Key Cross Currency Rate Page at approximately 11:00 a.m., London time (and if such spot rate is not available on the relevant Bloomberg Key Cross Currency Rate Page, such spot rate as quoted by Credit Suisse First Boston at approximately 11:00 a.m., London time). For purposes of determining the Spot Exchange Rate in connection with an Alternative Currency Borrowing, such Spot Exchange Rate shall be determined as of the Denomination Date for such Borrowing with respect to transactions in the applicable Alternative Currency that will settle on the date of such Borrowing.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Spirits Acquisition” has the meaning specified in the Preliminary Statement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Subsidiary” means any subsidiary of the Company and, from and after the Initial Funding Date, shall include the Acquired Brands Subsidiaries; provided that Bidco shall not be treated as a Subsidiary of the Company for purposes of this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transaction Co-operation Agreement” means the Transaction Co-operation Agreement among Bidco, Pernod and the Company dated as of April 21, 2005, as amended, modified, supplemented or restated and in effect from time to time.

“Transactions” means the execution, delivery and performance by the Company and, as applicable, the Subsidiaries (other than any Acquired Brands Subsidiary or any Excluded Subsidiary) of (a) this Agreement and the Acquisition Documents, (b) the consummation of the transactions contemplated hereby and thereby and (c) in the case of the Company, the borrowing of the Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) the Adjusted LIBO Rate or (b) the Alternate Base Rate.

“Value” means, as to any sale and lease back transaction to which Section 6.03 applies, the product of (a) the net proceeds from any such sale (less the amount applied in connection with such sale to the retirement of outstanding Funded Debt in accordance with Section 6.03(c)) and (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to such property (without regard to any options to renew or extend such term) remaining at the time of the determination of such value and the denominator of which is the number of full years of such term at the time of such sale.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., an “ABR Borrowing”) or by Currency (e.g., a “Euro Loan”) or by Type and Currency (e.g., a “Dollar Eurocurrency Loan”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such assignments set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions (such conditions solely as set forth in Sections 4.01 and 4.02) set forth herein, each Lender agrees to make Loans to the Company on the Initial Funding Date in an aggregate principal amount not exceeding its Commitment. Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of Eurocurrency Loans or, in the case of Loans denominated in Dollars, ABR Loans, as the Company may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement or (ii) result in the Company incurring any additional cost or expense (including pursuant to Section 2.12 or 2.14).

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple for such Currency and not less than the Borrowing Minimum for such Currency. Borrowings of more than one Type and Currency may be outstanding at the same time; provided that (i) there shall not at any time be more than a total of three Eurocurrency Borrowings outstanding in any Currency, (ii) in no event shall the Assigned Dollar Value on the Initial Funding Date of all outstanding Alternative Currency Borrowings to be made on such date exceed $2,000,000,000 and (iii) in no event shall the Assigned Dollar Value on the Initial Funding Date of all outstanding Borrowings to be made in Canadian Dollars on such date exceed $500,000,000.

(d) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to elect to convert or continue any Borrowing (other than to continue an Alternative Currency Borrowing for a one-month Interest Period) if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Company shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of an Alternative Currency Borrowing, not later than 9:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount (expressed in Dollars) and Currency of the requested Borrowing;

(ii) the requested date for the Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Company’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing if denominated in Dollars. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. If no election as to Currency is specified, then the Company shall be deemed to have requested a Borrowing denominated in Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time (or, in the case of an Alternative Currency Loan denominated in British Pounds Sterling or Euro, 1:00 p.m., London time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Company by promptly crediting, before 2:00 p.m. New York City time, the amounts so received, in like funds, to an account designated by the Company in the related Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent at (i) in the case of such Lender, the greater of (A) (1) the Federal Funds Effective Rate in the case of Loans denominated in Dollars and (2) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, in the case of Loans denominated in any other Currency, and (B) a rate determined by the Administrative

Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Company, the higher of (A) the interest rate applicable to the Loan in respect of which such payment is owed or (B) the Administrative Agent’s cost of funds. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert any Borrowing denominated in Dollars to a different Type or to continue any Borrowing (including any Alternative Currency Borrowing) and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05; provided that the Currency of a Borrowing may not be changed in connection with any continuation or conversion of the Interest Period therefor or otherwise. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Alternative Currency Borrowings may only be Eurodollar Borrowings and may not be converted to ABR Borrowings.

(b) To make an election pursuant to this Section 2.05, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.02 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (in the case of Loans denominated in Dollars only) or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in an Alternative Currency shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate upon the earliest of (i) the making of the Loans on the Initial Funding Date, (ii) the six-month anniversary of the Effective Date and (iii) 5:00 p.m., London time, on the Scheme Termination Date.

(b) Prior to the Initial Funding Date, the Company may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.06 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.06 shall be irrevocable. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay on the Maturity Date to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Company to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.07 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay its Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section 2.08.

(b) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, Debt Issuance or Equity Issuance, the Company shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with paragraph (d) below.

(c) In the event that Escrow Funds (other than interest accrued and paid on Escrow Funds) are released from the Escrow Account for any purpose other than to make the Cash Contribution in exchange for the Bidco Tracking Shares, not later than the first Business Day following such release, the Company shall prepay all Borrowings.

(d) The Company shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment (or, in the case of a prepayment required by paragraph (c) above, such shorter notice as is necessary in order for the Company to comply with its obligations under such paragraph (c)). Each such notice given pursuant to paragraph (a) of this Section 2.08 shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment in full of the Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or consummation of any Asset Sale, Debt Issuance or Equity Issuance, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Currency and Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees. The Company agrees to pay to the Administrative Agent, for its own account, the non-refundable fees payable in Dollars in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.10.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.10 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If, prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any Currency, (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for the Currency in which such Eurocurrency Borrowing is or is to be denominated (the “Applicable Currency”) for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate for such Interest Period for the Applicable Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing, unless repaid, shall be converted to or continued on the last day of the Interest Period applicable thereto as (i) an ABR Borrowing, if denominated in Dollars, or (ii) an Alternative Currency Base Rate Loan, if denominated in an Alternative Currency.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such

Lender hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. In requesting any compensation pursuant to this Section 2.12, each Lender will use good faith efforts to treat the Company in substantially the same manner as such Lender treats other similarly situated borrowers under similar circumstances.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, in the case of a Change in Law, the Company shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(d) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.16, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender may include an amount reasonably determined by such Lender to be incurred by reason of the liquidation or reemployment of funds, but excluding loss of anticipated profits. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Company hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Company shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Company shall indemnify the Administrative Agent or Lender, within 10 days after written demand therefor is made (which demand shall set forth in reasonable detail the basis for the determination that the Company is liable), for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Company hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Company advising it of the availability of such exemption or reduction and supplying all applicable documentation.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.14 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Company shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments to be made to the Administrative Agent shall be made to it at its offices at Eleven Madison Avenue, New York, New York, 10010, and payments pursuant to Sections 2.12, 2.13, or 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan (or of any amounts payable under Section 2.13 or, at the request of the applicable Lender, Section 2.12 or 2.14 in respect of any Loan) shall be made in the Currency in which such Loan is denominated; all other payments hereunder shall be made in Dollars, except as otherwise expressly provided. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount (in the case of an amount denominated in any other currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12 or 2.17, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12, 2.14 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.12 or 2.17, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) so long as no Default has occurred and is continuing, terminate the Commitment of such Lender or prepay all outstanding Loans of such Lender or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) in the case of an assignment to a Person not then a Lender, the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts). The Company shall not be entitled to terminate a Lender’s Commitment or prepay its Loans as provided in clause (i) above, and a Lender shall not be required to make any such assignment and delegation as provided in clause (ii) above, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to effect such termination and prepayment or to require such assignment and delegation, as the case may be, cease to apply.

SECTION 2.17. Additional Reserve Costs. (a) If and so long as any Lender is required to make special deposits with the Bank of England, or to maintain reserve asset ratios or to pay fees (other than deposits or reserves reflected in the determination of the Adjusted LIBO Rate), in each case in respect of such Lender’s Eurocurrency Loans in any Alternative Currency, such Lender may require the Company to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loans at a rate per annum equal to the MLA Cost calculated in accordance with the formula and in the manner set forth in Exhibit C.

(b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (other than any such requirements reflected in the determination of the Adjusted LIBO Rate) (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the MLA Cost) in respect of any of such Lender’s Eurocurrency Loans in any Alternative Currency, such Lender may require the Company to pay, contemporaneously with each payment of interest on each of such Lender’s Eurocurrency Loans subject to such requirements, additional interest on such Loans at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the Company (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Company by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.18. Redenomination of Certain Alternative Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent (in consultation with the Company) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

ARTICLE III

Representations and Warranties

The Company represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Company and its Subsidiaries (a) is duly organized and validly existing, except when failure to be so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) is in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted, except where the failure to be so, or to have such, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) is qualified to do business in and is in good standing in every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require, with respect to the Company, any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been (or will be) obtained or made and are (or will be) in full force and effect, (b) will not violate, with respect to the Company, any applicable law or regulation binding upon the Company or any of its Material Subsidiaries or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority binding upon the Company or any of its Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any material asset of the Company or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2004, reported on by PricewaterhouseCoopers LLP, independent public accountants, as filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2004, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for such defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not, to the knowledge of the Company, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that specifically involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has incurred any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or circumstances that could reasonably be expected to result in any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment and Holding Company Status. None of the Company or any of Subsidiaries is (a) an “investment company” registered or required to be registered under the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is likely to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. (a) The information furnished in writing by or on behalf of the Company to the Administrative Agent and Lenders in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished (including any Information Memorandum)) did not as of the date such information is supplied contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation is made concerning any projected or pro forma financial information or other forward looking information, the Scheme, the Scheme Document, the Scheme Conditions Precedent, Allied, Bidco, Pernod or any of the Acquired Brands Subsidiaries.

(b) The Company has delivered to the Administrative Agent and the Lenders a complete and correct copy of each Acquisition Document (including all schedules, exhibits, amendments, supplements and modifications thereto), each as in effect on the Effective Date. The Company is not and, to the knowledge of the Company, no other Person party thereto is in default in the performance or compliance with any material provision of any thereof.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Chadbourne & Parke LLP, counsel for the Company, substantially in the form of Exhibit B. The Company hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Transactions and any other legal matters relating to the Company, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming (i) that the representations and warranties of the Company set forth in this Agreement are true and correct on and as of the Effective Date and (ii) that no Default shall have occurred and be continuing on the Effective Date.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

The Administrative Agent shall notify the Company and the Lenders in writing of the occurrence of the Effective Date, and such notice shall be conclusive and binding and shall be given as promptly as practicable on the Effective Date. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) no later than five Business Days after the date hereof (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Conditions to Loans. The obligation of each Lender to make its Loans on the Initial Funding Date is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(b) In the event that the giving of such consent could reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the branded spirits and wine business of the Company, taken as a whole, after giving effect to the acquisition of the Acquired Brands, the Company shall not have consented to any amendment of the Scheme Conditions Precedent pursuant to clause 4.1 of the Transaction Co-operation Agreement without first having obtained the written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed).

(c) The Court Order shall have been issued.

(d) The Major Representations shall be true and correct on and as of the date of such Borrowing, with the same effect as if made on such date.

(e) At the time of and immediately after giving effect to such Borrowing, no Major Default shall have occurred and be continuing.

(f) The Administrative Agent shall have received, with a counterpart or copy for each Lender, a certificate signed by the President, a Vice President or a Financial Officer of the Company confirming, as of the Initial Funding Date, the satisfaction (unless waived by the Required Lenders) of the conditions specified in clauses (b), (c), (d) and (e) of this Section 4.02, substantially in the form of Exhibit F.

(g) (i) If a Condition Notice shall have been served then, unless Pernod shall have served a Termination Notice under, and as defined in, clause 4.4.1 of the Transaction Co-operation Agreement, Pernod shall have attempted to invoke such condition with the U.K. Panel on Takeovers and Mergers and (ii) if a Termination Notice shall have been served, the Company shall not have rejected (or failed to accept) the offer contained therein to terminate the Acquisition Documents, in each case without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld or delayed).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent (with sufficient copies for each Lender):

(a) within 120 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The Company may at its option satisfy its obligations under Section 5.01(a) and 5.01(b) by delivering copies of its Form 10-K and Form 10-Q filings (or any successor forms), respectively, as filed with the Securities and Exchange Commission for the relevant period; provided that such filings contain the required information and are certified by a Financial Officer of the Company.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $50,000,000; and

(c) (i) any termination, amendment, modification or waiver of any Acquisition Document to which the Company (or any Subsidiary of the Company) is a party or the Bidco Articles of Association (to the extent relating to the Bidco Tracking Shares), in each case to the extent materially adverse to the business, assets, operations or financial condition of the Company, the Acquired Brands or the Acquired Brands Subsidiaries, or (ii) any written notice from any party thereto or any Governmental Authority with respect thereto, in each case the effect of which could reasonably be expected to enjoin, restrain or impose burdensome conditions on any of the transactions contemplated by the Acquisition Documents.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04 or any transfer, disposition or abandonment of rights, licenses, permits, privileges or franchises that could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property in good working order and condition, ordinary wear and tear excepted, except for any such failure as would not have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are considered appropriate by management of the Company.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account that will enable the Company to comply with its obligations under Section 5.01(a) and (b) of this Agreement. The Company will permit any representatives designated by the Administrative Agent or any Lender, at the expense of the Administrative Agent or such Lender, upon reasonable prior notice, to visit and inspect its properties, and to discuss its affairs, finances and condition with its officers, all at such reasonable times (during normal business hours) and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for the purposes referred to in the Preliminary Statement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation U or X of the Board.

SECTION 5.09. Litigation Report. Promptly, and in any event within five days, after the Company has filed with the Securities and Exchange Commission (a) the Company’s quarterly report on Form 10-Q (or any successor form) for any fiscal quarter or (b) a Form 8-K (or any successor form) relating to legal proceedings, the Company shall furnish to the Administrative Agent (with sufficient copies for each Lender) a copy of such Form 10-Q (including, if requested by any Lender, any exhibits thereto relating to information required by Item 1 (“Legal Proceedings”) of Part II of Form 10-Q) or such Form 8-K, as applicable.

SECTION 5.10. Spirits Acquisition. The Company will use its commercially reasonable efforts, consistent with its rights and obligations under the Acquisition Documents, to consummate the Spirits Acquisition on or prior to the six-month anniversary of the Initial Funding Date.

SECTION 5.11. Certain Asset Sales, Debt Issuances and Equity Issuances. On each occasion prior to the Initial Funding Date that the Company or any Subsidiary (other than an Excluded Subsidiary) receives Net Cash Proceeds from any Asset Sale, Debt Issuance or Equity Issuance, the Company shall notify the Administrative Agent thereof, and the Company or such Subsidiary shall maintain such Net Cash Proceeds in a segregated account with a Lender and within one Business Day after the Initial Funding Date shall prepay the Loans (either from funds in such account or other available funds) by the amount of such Net Cash Proceeds to the extent such Net Cash Proceeds are not otherwise used, in lieu of Loans to be made on the Initial Funding Date, for the payment of the Cash Contribution or the consideration for the Larios Assets. Upon any such prepayment of Loans any balance remaining in the segregated account shall be transferred to such account as the Company may direct. Nothing herein shall be deemed to grant or create in favor of any Person any mortgage, security interest, lien, charge or other encumbrance on, or setoff right against, or any other interest of any kind in respect of, the segregated account, and the obligation hereunder to prepay Loans shall not be secured, directly or indirectly, by any funds that may from time to time be held in such segregated account.

SECTION 5.12. Invocation of Certain Scheme Conditions Precedent. (a) If the Company determines in its good faith reasonable judgment that it would be entitled to deliver a Condition Notice under, and as defined in, clause 4.2 of the Transaction Co-operation Agreement, and the failure to deliver such Condition Notice could reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the branded spirits and wine business of the Company, taken as a whole, after giving effect to the acquisition of the Acquired Brands, then the Company shall promptly notify the Co-Lead Arrangers thereof and consult with the Co-Lead Arrangers regarding its determination whether to deliver such Condition Notice.

(b) Following any determination by the Company and consultation with the Co-Lead Arrangers as set forth in paragraph (a) of this Section 5.12, without the approval of the Required Lenders (which approval shall, at the request of the Company, be promptly sought and not unreasonably withheld or delayed), the Company shall not fail to deliver such Condition Notice in a timely manner, with a copy to the Administrative Agent.

(c) If the Company does not deliver the Condition Notice specified in paragraph (b) of this Section 5.12 on a timely basis in accordance with that paragraph, the Administrative Agent shall be entitled to give notice to the Company in writing and, not before the earlier to occur of (i) the third Business Day after delivery of such notice to the Company and (ii) the Business Day preceding the Cut Off Date (as defined in the Transaction Co-operation Agreement), to serve such Condition Notice on behalf of the Company.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Restrictions on Borrowing by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to issue, assume, guarantee or incur any Funded Debt except:

(a) Funded Debt owed to the Company or to a Restricted Subsidiary;

(b) Funded Debt which is Secured Debt permitted by Section 6.02 without equally and ratably securing the Obligations;

(c) unsecured Funded Debt issued, assumed, guaranteed or incurred which represents an extension, renewal or refunding of Secured Debt permitted by the first paragraph of Section 6.02 to the extent of the principal amount of the Secured Debt so extended, renewed or refunded;

(d) unsecured Funded Debt in an amount which, if it were Secured Debt, would be permitted by the second paragraph of Section 6.02 without equally and ratably securing the Obligations;

(e) unsecured Funded Debt assumed by a Restricted Subsidiary in connection with its merger with, or acquisition of all or a substantial part of the assets and business of, any Person and which constitutes existing indebtedness or an existing guarantee of such Person;

(f) unsecured Funded Debt of a Person existing at the time it becomes a Restricted Subsidiary;

(g) Funded Debt created in connection with any industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and the United States, any State thereof or any municipal government or other governmental body or agency; and

(h) any extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any Funded Debt referred to in the foregoing clauses (a) through (g).

SECTION 6.02. Restrictions on Secured Debt. The Company will not, and will not permit any Restricted Subsidiary to, issue, assume, guarantee or incur any Secured Debt, without effectively providing that the Obligations (together with, if the Company shall so determine, any other indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created ranking equally with the Obligations, including guarantees of indebtedness of others) shall be secured equally and ratably with (or prior to) such Secured Debt, so long as such Secured Debt shall be so secured, except that this Section 6.02 shall not apply to Secured Debt secured by:

(a) mortgages on property of any Person existing at the time such Person becomes a Restricted Subsidiary;

(b) mortgages on property of any Person which is merged with, or all or a substantial part of whose properties are acquired by, the Company or any Restricted Subsidiary; provided that any such mortgage shall have existed prior to such merger or acquisition and shall not have applied to any property owned by the Company or any Restricted Subsidiary immediately prior to such merger or acquisition;

(c) mortgages upon or with respect to any property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date hereof which are created, incurred or assumed contemporaneously with, or within 90 days after, such acquisition, completion of construction or completion of improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or mortgages upon or with respect to any property existing at the time of acquisition thereof; provided that any such mortgage shall not apply to any property theretofore owned by the Company or any Restricted Subsidiary other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(d) mortgages which secure indebtedness owing to the Company or to a Restricted Subsidiary;

(e) the mortgage of any property of the Company or any Restricted Subsidiary in favor of the United States, or any State thereof, or any department,

agency or instrumentality of either, to secure partial, progress, advance or other payments to the Company or any Restricted Subsidiary pursuant to the provisions of any contract or statute;

(f) the mortgage of any property of the Company or any Restricted Subsidiary created, incurred or assumed in connection with any industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and the United States, any state thereof or any municipal government or other governmental body or agency; or

(g) any extension, renewal or refunding (or successive extensions, renewals or refundings), in whole or in part, of any mortgage referred to in the foregoing clauses (a) through (f), or of any indebtedness secured thereby; provided that such extension, renewal or refunding mortgage shall be limited to all or any part of the same property that secured the mortgage extended, renewed or refunded (plus improvements on such property).

Notwithstanding the foregoing provisions of this Section 6.02, the Company and any one or more Restricted Subsidiaries may issue, assume, guarantee or incur Secured Debt, without equally and ratably securing the Obligations, if after giving effect thereto, the sum of (i) the aggregate amount of all Secured Debt of the Company and its Restricted Subsidiaries (except Secured Debt pursuant to clauses (a) through (g) of the first paragraph of this Section 6.02), (ii) the aggregate Value of sale and lease back transactions to which Section 6.03 applies and (iii) the aggregate amount of all unsecured outstanding Funded Debt of all Restricted Subsidiaries permitted under Section 6.01(d) (or any extension, renewal or refunding thereof), does not exceed 10% of Consolidated Net Tangible Assets.

If the Company shall hereafter be required to secure the Obligations equally and ratably with (or prior to) any other indebtedness pursuant to this Section 6.02, (i) the Company will promptly deliver to the Administrative Agent a certificate of a Financial Officer of the Company stating that such covenant has been complied with, and an opinion of counsel to the Company stating that in the opinion of such counsel such covenant has been complied with, that any instruments executed by the Company or any Restricted Subsidiary in the performance of such covenant comply with the requirements of such covenant and that all steps necessary to perfect such security have been taken, and (ii) the Administrative Agent is hereby authorized to enter into such instruments and to take such action, if any, as it may deem advisable to enable it to enforce the rights of the Lenders of such Obligations so secured.

SECTION 6.03. Restrictions on Sale and Lease Back Transactions. The Company will not, and will not permit any Restricted Subsidiary to, sell or transfer (other than to the Company or to a Restricted Subsidiary) any property owned by the Company or any Restricted Subsidiary on the date hereof, which (as determined by a Board Resolution) constitutes a major facility of the Company and its Restricted Subsidiaries, taken as a whole, with the intention of the Company or any Restricted Subsidiary taking back a lease of such property, except a lease for a temporary period (not exceeding five years) by the end of which it is intended that the use of such property by the lessee will be discontinued. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may so sell any such property and lease it back if (a) the Company promptly gives notice of such sale to the Administrative Agent; (b) the net proceeds of such sale are at least equal to the fair value (as determined by Board Resolution) of such property; and (c) the Company shall, and in any such case the Company covenants that it will, within 120 days after such sale, apply, or cause such Restricted Subsidiary to apply, not less than an amount equal to the net proceeds of such sale to the retirement of outstanding Funded Debt of the Company and/or any Restricted Subsidiary (other than any thereof which is owed to the Company or any Restricted Subsidiary and other than any thereof which is subordinate in right of payment to the Obligations); provided that the amount to be applied to the retirement of Funded Debt of the Company or such Restricted Subsidiary shall be reduced by

(i) the amount of Secured Debt which the Company or such Restricted Subsidiary could at that time issue, assume, guarantee or incur pursuant to the second paragraph of Section 6.02 without equally and ratably securing the Obligations, and

(ii) the principal amount of any debentures, notes or other instruments evidencing Funded Debt of the Company (which may include Obligations) or of a Restricted Subsidiary delivered within 120 days after such sale to the applicable trustee for retirement and cancellation, other than any debentures, notes or other instruments retired by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

SECTION 6.04. Fundamental Changes. (a) The Company shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless

(i) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States or any State or the District of Columbia and expressly assume, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Loans and the performance of every covenant of this Agreement on the part of the Company to be performed or observed;

(ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iii) the Company shall have delivered to the Administrative Agent a certificate of a duly authorized officer of the Company and an opinion of legal counsel to the Company (which shall be reasonably acceptable to the Administrative Agent), each stating that such consolidation, merger, conveyance or transfer comply with this Section 6.04(a) and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 6.04(a), the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor corporation had been named as the Company herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Agreement and any promissory notes issued hereunder and may be liquidated and dissolved.

SECTION 6.05. Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not materially less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries and (c) as may be necessary to consummate the Spirits Acquisition in accordance with the Acquisition Documents.

SECTION 6.06. Interest Coverage Ratio. The Company will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, each as calculated as at the end of any fiscal quarter ending on or after the Effective Date for the period of four prior consecutive fiscal quarters then ended, to be less than 3.50 to 1.00. For purposes of the foregoing, the Consolidated EBITDA and Consolidated Interest Expense attributable to the Acquired Brands, the Acquired Brands Subsidiaries and the Larios Assets shall be disregarded for all periods prior to the Initial Funding Date.

SECTION 6.07. Changes to Acquisition Documents. The Company will not consent to any amendment to any of the Acquisition Documents to the extent that such amendment could reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the branded spirits and wine business of the Company, taken as a whole, after giving effect to the acquisition of the Acquired Brands.

SECTION 6.08. Changes to Escrow Arrangements. The Company will not waive, or consent to any amendment to, any of the Escrow Conditions, without the prior consent of the Co-Lead Arrangers (which consent shall not be unreasonably withheld or delayed).

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) (i) the Company shall fail to pay any interest on any Loan when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or (ii) the Company shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(c) any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries in this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Company’s existence) or 5.08 or in Article VI;

(e) the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c), (d) or (n) of this Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any of its Subsidiaries shall fail to make any payment (of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any period of grace or notice requirement thereunder);

(g) any Material Indebtedness becomes due prior to its scheduled maturity or the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf cause any Material Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any of its Material Subsidiaries shall admit in writing its inability to pay its debts as they become due;

(k) one or more final judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Company, any of its Material Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any of its Material Subsidiaries to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.09, and such failure shall continue unremedied for a period of five Business Days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, at the request of the Required Lenders the Administrative Agent shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Notwithstanding the foregoing, during the period commencing on the Effective Date and ending on the Scheme Termination Date, the Administrative Agent and the Lenders shall not be entitled (x) to terminate the Commitments or rescind this Agreement or (y) prevent any funding of a Loan, unless (1) in the case of clause (x), a Major Default shall have occurred and be continuing, or (2) in the case of clause (y), a condition precedent to Borrowing set forth in Section 4.02 shall not have been satisfied.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any of its subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required

Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Company, to it at 300 Tower Parkway, Lincolnshire, IL 60069-3640, Attention of the Treasurer (Telecopy No. (847) 484-4491);

(b) if to the Administrative Agent, to Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Telecopy No. (212) 325-8304); and

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or change the currency in which any of the foregoing is payable, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment (if any) of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (other than any Lender that defaults in its obligation to fund Loans hereunder, so long as such default is continuing), including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Company shall have no obligation to pay fees, charges or disbursements for more than (x) one firm of counsel acting for the Administrative Agent in each applicable jurisdiction and (y) one firm of counsel acting for the Lenders in each applicable jurisdiction.

(b) The Company shall indemnify the Administrative Agent and each Lender (other than any Lender that defaults in its obligation to fund Loans hereunder, so long as such default is continuing), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any Subsidiary, or any Environmental Liability related in any way to the Company or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or the violation of this Agreement by such Indemnitee. Notwithstanding the foregoing, the Company shall have no obligation to pay fees, charges or disbursements for more than (x) one firm of counsel acting for the Administrative Agent and all of their Related Parties in each applicable jurisdiction and (y) one firm of counsel acting for the Lenders and all of their Related Parties in each applicable jurisdiction; provided that an Indemnitee shall have the right to employ additional counsel (including local counsel), and the Company shall bear the reasonable fees, charges and disbursements of such additional counsel, if (1) the employment of counsel by such Indemnitee has been authorized in writing by the Company, (2) such Indemnitee has reasonably concluded (based upon advice of counsel to such Indemnitee) that there may be legal defenses available to it that are different from or in addition to those available to any other Indemnitee or (3) such Indemnitee has reasonably concluded (based upon advice of counsel to such Indemnitee) that a conflict or potential conflict exists between such Indemnitee and any other Indemnitee.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes of this paragraph, a Lender’s “pro rata share” of any amount shall be determined based on the percentage of the total Commitments represented by such Lender’s Commitment or if the Commitments have terminated or expired, such percentage shall be determined based upon the aggregate outstanding principal amounts of the Loans.

(d) To the extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any promissory note issued pursuant to this Agreement, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Company and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld); provided that no consent of the Company shall be required if an Event of Default has occurred and is continuing, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together with (unless waived by the Administrative Agent) a processing and recordation fee of $3,500 to the Administrative Agent, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms; and provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 2.17 and 9.03 solely in respect of any period ended on or before the date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 9.04.

(c) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section 9.04, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.14 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.14(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the

Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of an Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Company and the Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis pursuant to a written confidentiality agreement in form and substance reasonably satisfactory to the Company any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This paragraph (h) may not be amended without the written consent of any SPV whose rights and obligations are affected thereby.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, any promissory notes issued pursuant to this Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Company or its properties in the courts of any jurisdiction.

(c) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent necessary to prosecute or defend any claim, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this

Section 9.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section 9.12, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Judgment. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Company in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Company contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FORTUNE BRANDS, INC.,

By
Name:
Title:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, individually as a Lender and as Administrative Agent,

By
Name:
Title:

By
Name:
Title:

BARCLAYS BANK PLC, as a Lender,

By
Name:
Title: